EXHIBIT INDEX

(14)(a)  Consent of Independent Registered Public Accounting Firm.

(14)(b)  Consent of Independent Registered Public Accounting Firm.

(17)(c)  Prospectus, dated Oct. 28, 2005, for RiverSource Variable
         Portfolio - Large Cap Equity Fund, RiverSource Variable Portfolio - New Dimensions Fund, RiverSource Variable Portfolio - Mid Cap Growth Fund, and RiverSource Variable Portfolio - Strategy Aggressive Fund.

(17)(d) Statement of Additional Information, dated Oct. 28, 2005, for RiverSource Variable Portfolio - Large Cap Equity Fund, RiverSource Variable Portfolio - New Dimensions Fund, RiverSource Variable Portfolio - Mid Cap Growth Fund, and RiverSource Variable Portfolio - Strategy Aggressive Fund.

(17)(e)  Annual Report, dated Aug. 31, 2005, for RiverSource Variable Portfolio
         - Large Cap Equity Fund, RiverSource Variable Portfolio - New Dimensions Fund, RiverSource Variable Portfolio - Mid Cap Growth Fund, and RiverSource Variable Portfolio - Strategy Aggressive Fund.